Exhibit 10.24
Execution Copy

SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is effective as of December 12, 2018 (the “Effective Date”), by and between Hi-Crush Services LLC, a Delaware limited liability company (the “Company”), Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), Hi-Crush Proppants LLC, a Delaware limited liability company (“Proppants” and, together with the Partnership and the Company, the “Hi-Crush Entities”) and Scott J. Preston (“Executive”).
RECITALS
WHEREAS, the Company and Executive have determined that Executive’s employment with the Company and its affiliates and subsidiaries will terminate and that, in accordance with such termination, Executive will resign from any and all officer and director positions with the Company and its affiliates and subsidiaries effective as of December 12, 2018 (the “Termination Date”);
WHEREAS, the Company and Executive desire to enter into this Agreement to specify the terms and conditions applicable to Executive’s termination of employment from the Company and its affiliates and subsidiaries;
WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and
WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:
1.Resignation from Officer Positions. Effective as of the Termination Date, Executive hereby resigns from his position as Chief Operating Officer of the Company and any and all officer (or equivalent) positions he holds with the Hi-Crush Entities. Executive agrees to take any and all further acts requested by the Company to accomplish these resignations.
2.Compensation and Benefits.
(a)Base Salary. The Company shall continue to pay Executive his base salary through the Termination Date, in accordance with the Company’s normal payroll schedule and procedures for its employees and applicable law.
(b)Benefits Generally. Through the Termination Date, Executive shall continue to be eligible to participate in the Company’s welfare and other benefit plans unless he becomes eligible for coverage through another employer.
3.Separation Benefits. Subject to Executive’s compliance with Section 4, the Company shall provide the following benefits to Executive:
(a)Separation Payments. The Company shall pay Executive the following amounts totaling $900,000 (the “Separation Payments”) as follows:
(i)$738,000 payable to Executive less all deductions and withholdings applicable to the payment of wages, payable in a lump sum via direct deposit to the account on file with the Company as of the Termination Date, and
(ii)$162,000 payable to Oberti Sullivan LLP with Forms 1099-MISC issued to Employee and to his counsel for attorneys’ fees.
The Separation Payments shall be payable thirty (30) days following the Termination Date, provided that the Waiver Revocation Date (as defined in Section 4 below) has occurred as of such date.

(b)Continued Benefits. Following the Termination Date, the Company will pay the premiums (both the employer and employee portions) to continue Executive and Executive’s covered dependents’ medical, dental, and/or vision benefits through COBRA up to and including December 2019. Should Executive become covered under other health insurance while the Company is continuing Executive’s benefits, Executive shall notify the Company of the date such health insurance coverage begins as soon as practicable, and this benefit will end as of the date such other health insurance coverage begins. Provided that Executive timely elects to continue benefits through COBRA, the Company will make these payments directly to the insurer. The monthly premium paid by the Company will be treated and reported as imputed taxable income to Executive. Following December 2019, Executive may continue benefits through COBRA at Executive’s sole cost.
(c)Waiver of Relocation Repayment. The Company waives the right to repayment of relocation expenses under the Relocation Expense Repayment Agreement between Executive and the Company dated March 27, 2018 (the “Relocation Agreement”).
(d)Letter of Recommendation. The Company agrees to provide a letter of recommendation to Executive that is mutually agreed upon by the parties by January 15, 2019.
(e)No Other Payments or Benefits. Executive acknowledges that he is not entitled to and will not receive any further payments, compensation or benefits under the Employment Agreement, Short-Term Incentive Plan, Long-Term Incentive Plan, Relocation Agreement, or upon termination of employment that are in addition to the payments or benefits described in this Agreement.
4.Release of All Claims and Covenant Not to Sue.
(a)Release. Executive, on behalf of Executive and Executive’s family, dependents, representatives, agents, heirs and assigns, does hereby unconditionally generally release, remise and forever discharge any and all claims, known and unknown (including, but not limited to, claims for attorneys’ fees, expenses and/or costs) that Executive has or may have, whether brought by Executive or on Executive’s behalf by some other person or entity, including any government agency, against the Hi-Crush Entities, Hi-Crush GP LLC, and each of their affiliates, subsidiaries, predecessors, successors, benefit plans, partners, officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (the “Released Parties”); provided, however, that Executive shall have the right to enforce the provisions of this Separation Agreement and Release and the right to Executive’s vested benefits.
(b)Scope of Release. By executing this Agreement, Executive understands that Executive is releasing any and all claims under any possible legal or equitable theory, arising from or in any way related to Executive’s employment and termination of employment with the Hi-Crush Entities. The released claims include, but are not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Pregnancy Discrimination Act of 1978, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Genetic Information Non-Discrimination Act, and the Texas Labor Code; all as amended; as well as claims in connection with workers’ compensation or “whistleblower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.
(c)Covenant Not to Sue. Executive represents and covenants that, in the future, Executive will not file, instigate, or encourage the filing of any lawsuit by any party in any location, asserting any claims described above against the Released Parties. The parties further understand that this Agreement excludes claims that cannot be released by private agreement, claims to enforce the parties’ rights under this Agreement, claims for benefits that are governed by the terms and conditions of the Company’s benefit plans, and claims that arise after the date of this Agreement. Nothing in this Agreement, including the non-disparagement and confidentiality provisions below, prohibits Executive from confidentially or otherwise filing a charge or complaint with a governmental or regulatory entity like the Equal Employment Opportunity Commission, National Labor Relations Board, or the Department of Labor. Executive further understands that nothing in this Agreement prevents Executive from communicating with a government agency or participating in a government agency investigation, or giving truthful testimony or statements to a government agency, in each case without having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Executive, however, agrees to waive any right to recover monetary damages from the Hi-

Crush Entities in any charge, complaint, or lawsuit against the Released Parties filed by Executive or by anyone else on Executive’s behalf for claims which existed or may have existed before or at the time Executive signs this Agreement.
(d)Notwithstanding any provision herein to the contrary, if Executive has not delivered this Agreement to the Company within twenty-one (21) days after the Termination Date, or if this Agreement is revoked prior to the eighth (8th) day following Executive’s execution of this Agreement (the “Waiver Revocation Date”), then Executive shall have no rights to the payments and benefits specified in Section 3(a) above.
5.Continuing Obligations. Executive acknowledges and agrees that the post-employment restrictions, including the Non-Solicitation, Non-Competition, and Confidentiality restrictions in the Employment Agreement between Executive and the Hi-Crush Entities remain in full force and effect following the Termination Date.
6.Non-Disparagement. Executive agrees that Executive shall not make, directly or indirectly, whether in writing, orally or electronically, in public or in private, any statements which disparage or defame the goodwill or reputation of the Company, its business or operations or any of its current or former employees, officers or directors. The Company agrees to instruct its named executive officers and directors not to make, directly or indirectly, whether in writing, orally or electronically, in public or in private, any statements which disparage or defame the goodwill or reputation of Executive. The Company will respond to any employment inquiries with a neutral reference, including only dates of employment and the position held.
7.Unit Grants. All grants of phantom units are forfeited pursuant to the Hi-Crush Partners LP First Amended and Restated Long Term Incentive Plan.
8.Return of Company Property. Following the execution of this Agreement, Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, plans, documents, and other documents and the like relating to the business of the Hi-Crush Entities or containing any privileged or Confidential Information relating to the Hi-Crush Entities or that Executive used, prepared or came into contact with during the course of Executive’s employment with the Hi-Crush Entities, and all laptops, keys, credit cards and passes, and such materials shall remain the sole property of the Hi-Crush Entities, as applicable. Executive agrees to return his Company-issued phone and provide his tablet and passcode to the Company so that IT can remove the Company information from the tablet. Executive further agrees to search for and delete all of the Company’s business information, or Confidential Information, from all of Executive’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Executive may need for personal finances and tax filings, or agreements between Executive and the Company. Executive agrees to certify in writing to the Company that Executive has complied with this provision within five (5) days after executing this Agreement.
9.Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.
10.Twenty-One Day Consideration Period; Consultation of Attorney. Executive acknowledges and understands that Employee has twenty-one (21) days after receiving this Agreement, to decide whether to sign this Agreement and be bound by its terms. The Company has also advised Executive to consult with his attorney before signing this Agreement. By signing this Agreement, Executive acknowledges receiving twenty-one (21) days to consider this Agreement, that Executive was advised to consult with his attorney before executing this Agreement, and that Executive has had a full and fair opportunity to consult with an attorney.
11.Seven-Day Revocation Period. During the first seven days following Executive’s execution of this Agreement, Executive may change Employee’s mind and revoke Executive’s acceptance of this Agreement by notifying the Company in care of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, Attention: Jennifer Trulock. This Agreement will not become effective until the seven (7) day revocation period has expired. If Executive revokes the Agreement, Executive will not receive the consideration described in Section 3 above. If Executive does not revoke the Agreement, it will become effective and both Executive and the Company will be bound by its terms.

12.Miscellaneous.
(a)Alternate Dispute Resolution. The arbitration procedure described in Section 18 of the Employment Agreement shall apply to any disputes that arise out of or relate to this Agreement.
(b)Disclosure Obligations. Nothing in this Agreement should be construed to limit or constrict the Company’s right or obligation to make disclosures pursuant to the Securities and Exchange Commission regulations, the New York Stock Exchange rules or regulations, or any other applicable laws, rules, or regulations.
(c)Furnished Apartment. Executive agrees to provide the required 60-day notice of vacancy to the landlord with respect to Executive’s furnished apartment as of the date of this Agreement, and the Company will pay the remaining obligations under the lease.
(d)Announcement of Executive’s Departure. Subject to the provisions of Section 12(b), the Company agrees that the internal announcement concerning Executive’s departure will state that “Executive resigned effective December 12, 2018 from his position as Chief Operating Officer of Hi-Crush,” and any external announcement concerning Executive’s departure will not give performance or cause as a reason for his departure.
(e)Severability. In the event any of the provisions of this Agreement, or the application of any such provisions to the parties hereto with respect to their obligations, are held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Agreement shall remain in full force and effect.
(f)Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(g)Entire Agreement; No Oral Representations. The parties understand, covenant and agree that the terms and conditions of this Agreement, together with the Release attached as Exhibit A to this Agreement, and the Employment Agreement, are the full and complete understanding and agreement between them and that there are no understandings or agreements between the parties regarding this Agreement other than as specifically set forth here. Executive represents and acknowledges that, in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by the Hi-Crush Agreements except as expressly contained in this Agreement.
(h)Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.
(i)Tax Withholding. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (i) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (ii) all other normal deductions made with respect to the Company’s employees generally.
(j)Assignability. The Company shall have the right to collaterally assign this Agreement or assign it in connection with the sale of the Hi-Crush Entities. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(k)Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
(l)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(m)Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
(n)Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(o)Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address on file with the Company as of the Termination Date or to the Company’s principal office, as the case may be.
(p)Section 409A. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Termination Date. Notwithstanding any other provision in this Agreement to the contrary, payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.
EXECUTIVE
/s/ Scott J. Preston
Scott J. Preston

HI-CRUSH SERVICES LLC
By:    /s/ Robert E. Rasmus
Name:    Robert E. Rasmus
Title: Chief Executive Officer

HI-CRUSH PARTNERS LP
By:    /s/ Robert E. Rasmus
Name:    Robert E. Rasmus
Title: Chief Executive Officer

HI-CRUSH PROPPANTS LLC
By:    /s/ Robert E. Rasmus
Name:    Robert E. Rasmus
Title: Chief Executive Officer